Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements Nos. 333-259797, 333-257440, 333-264781 and 333-285707 on Form S-3 and Nos. 333-260671, 333-264780, 333-270831 and 333-279326 on Form S-8 of Rocket Lab Corporation of our reports dated February 12, 2026, with respect to the consolidated financial statements of Iridium Communications Inc., and the effectiveness of internal control over financial reporting, which reports are incorporated by reference in the Current Report on Form 8-K of Rocket Lab Corporation dated August 13, 2026.

/s/ KPMG LLP

McLean, Virginia
August 13, 2026